Exhibit 99

McGRAW HILL FINANCIAL REPORTS

THIRD QUARTER RESULTS

Revenue Increased 5%; Excluding Foreign Exchange Impact, Revenue Increased 7%

Diluted EPS from Continuing Operations Increased 35% to $0.92

Adjusted Diluted EPS from Continuing Operations Increased 16% to $1.19

Operating Margin Increased 210 Basis Points to 31.0%

Adjusted Operating Margin Increased 230 Basis Points to 39.9%

2015 Adjusted Diluted EPS Guidance Increased to a Range of $4.45 to $4.50

Strategic Alternatives for J.D. Power Under Consideration

New York, NY, November 3, 2015 – McGraw Hill Financial, Inc. (NYSE: MHFI) today reported third quarter 2015 results with revenue of $1.32 billion, an increase of 5% compared to the same period last year. Net income and diluted earnings per share from continuing operations were $252 million and $0.92, respectively.

Adjusted net income from continuing operations increased 16% to $325 million and adjusted diluted earnings per share from continuing operations increased 16% to $1.19. The adjustments in the third quarter of 2015 were associated with an estimated provision for potential legal settlements primarily in Australia, transaction costs related to the SNL acquisition, partially offset by insurance recoveries related to legal settlements.

“The performance in the quarter demonstrates the balance across the portfolio as the Company continued to deliver solid revenue growth, margin expansion and adjusted EPS growth during the third quarter despite a significant decline in global bond issuance,” said Douglas L. Peterson, President and Chief Executive Officer of McGraw Hill Financial. “This year's margin expansion is the result of top-line growth and a concerted focus across the Company to deliver on our productivity targets. As we look to continue to build shareholder value, we are ever more excited with the addition of SNL and the synergy potential with S&P Capital IQ and Platts to create an offering that is distinctive and essential to the global financial markets. Lastly, we remain committed to actively repurchasing our shares – having repurchased 4.9 million shares in the last nine months."

Strategic Alternatives for J.D. Power Under Consideration

During the fourth quarter, the Company commenced a process to explore strategic alternatives for J.D. Power, a global marketing information services company providing performance improvement, social media and customer satisfaction insights and solutions. In 2016, J.D. Power is currently estimated to have annual revenues approaching $350 million. The Company is increasingly focused on an interrelated set of businesses that serve the capital and commodities markets.

Return of Capital: "The Company remains committed to meaningful return of capital," said Jack F. Callahan, Jr., Executive Vice President and Chief Financial Officer. "With the share price continuing to present a compelling value, we have increased our share repurchases in each of the last three quarters and anticipate continuing share repurchases in the fourth quarter, subject to market conditions." During the third quarter, the Company repurchased approximately 2.3 million shares. Year-to-date, the Company's return of capital is $775 million, which includes approximately $500 million for the repurchase of 4.9 million shares. The Company has authorization from the Board of Directors to repurchase up to an additional 40.6 million shares.

Outlook: Based upon the strong results in the quarter, and its view of the remainder of the year, the Company is increasing its full-year guidance for adjusted earnings per share to a range of $4.45 to $4.50. However, the Company remains cautious given the continuing volatility in the fixed income and equity markets.

S&P Capital IQ and SNL: Soon after the close of the SNL transaction on September 1, the Company began integrating the S&P Capital IQ and SNL organizations. The business unit is led by Mike Chinn, the previous CEO of SNL. "The integration is well underway and we are building a team that leverages the strength of each organization. Our confidence is growing that we are well positioned to meet and likely exceed our initial synergy target of $70 million by 2019," said Douglas L. Peterson.

Third quarter results include one month of operations for SNL as the acquisition closed on September 1. Revenue increased 14% to $356 million in the third quarter of 2015 compared to the same period last year; excluding SNL, revenue grew 7%.

Expenses increased 23% primarily due to the combined impact of SNL's operating costs as well as acquisition-related costs. Operating profit decreased 18% to $53 million. Adjusted expenses, which excluded acquisition-related costs, increased 11% primarily due to the addition of SNL operating costs. Adjusted operating profit increased 25% to $85 million.

Revenue from SNL products increased in September in the mid-teens compared to September 2014 when SNL was not owned by the Company. Annual amortization related to the transaction is anticipated to be approximately $53 million.

The S&P Capital IQ Desktop product continues to have the most meaningful impact on revenue with low-teens revenue growth resulting from a similar increase in the number of users.

International revenue increased 12% to $120 million in the third quarter and represented 34% of the business unit’s total revenue.

Standard & Poor’s Ratings Services: John Berisford is now President of Standard & Poor’s Ratings and is no longer in an acting role. “Since he was appointed Acting President on September 8, John has done an outstanding job in aligning the organization to focus on quality analytics within an environment that promotes a culture of risk and compliance consciousness,” said Douglas L. Peterson.

Revenue declined 3% to $587 million in the current quarter, primarily due to a 20% decline in global bond issuance and foreign exchange rates which unfavorably impacted revenue by 4 percentage points.

Transaction revenue decreased 9% to $244 million compared to the same period last year. This was in part due to very weak global bond issuance, especially in Asia and Latin America. Excluding the impact of foreign exchange, transaction revenue growth decreased 7%.

Non-transaction revenue increased 3% to $343 million in the quarter. Excluding the impact of foreign exchange, non-transaction revenue increased 8% due primarily to increased demand for Rating Evaluation Service from heightened M&A activity and growth at CRISIL.

Domestic revenue increased 8% while international revenue, impacted by weak debt issuance, decreased 14%. International revenue represented 42% of third-quarter revenue.

Adjusted expenses in the quarter decreased 9% due to reduced legal fees and, to a lesser extent, decreased compensation and incentive costs primarily resulting from 2014 restructuring actions, partially offset by increased risk and compliance costs.

Operating profit increased 6% to $194 million with an operating profit margin that increased 280 basis points to 33%. Adjusted operating profit increased 5% to $280 million with an adjusted operating profit margin that increased 380 basis points to 48%, driven by decreased expenses.

S&P Dow Jones Indices: Revenue increased 9% to $156 million in the third quarter of 2015 compared to the same period last year. Operating profit increased 23% to $106 million. Adjusted operating profit increased 18% to $106 million. Adjusted operating profit attributable to the Company increased 19% to $80 million.

As the volatility of equity markets increased during the quarter, trading volumes of exchange-traded derivative contracts increased. Top-line growth in the quarter was primarily due to this sharp increase in exchange-traded derivative activity associated with S&P Dow Jones Indices. In addition, licensing revenue associated with increased exchange-traded fund AUM, mutual fund AUM, and data subscriptions all increased. AUM in exchange-traded funds based on S&P Dow Jones Indices increased 2% to $749 billion at the end of the quarter.

Commodities & Commercial Markets: Revenue increased 9% to $248 million. Organic revenue, excluding revenue from recently acquired Petromedia and NADA Used Car Guide, grew 5%. Operating profit grew 30% to $93 million and adjusted operating profit grew 11% to $93 million in the third quarter of 2015 compared to the same period last year.

Platts continued to experience steady revenue growth in the high single-digits as a result of strength in petroleum price assessments and market data. Subscription revenue from Metals, Agriculture & Petrochemicals (MAPS) delivered the highest rate of growth.

Excluding revenue from the NADA Used Car Guide, J.D. Power revenue declined due largely to the economic slowdown in China.

Unallocated Expense: Unallocated expense includes corporate center functions and certain non-allocated items such as excess real estate. Adjusted unallocated expense increased by 11% to $36 million in the third quarter primarily due to increased professional fees in support of certain enterprise-wide initiatives.

Taxes: During the quarter, the Company recognized a favorable tax benefit for resolution of prior year tax audits of approximately $0.06 per share. The Company now expects a full-year adjusted effective tax rate of approximately 31.5%.

Balance Sheet and Cash Flow: The Company issued $2.0 billion of senior notes of various maturities during the quarter to finance the acquisition of SNL at a weighted average rate of 3.6%. Cash and cash equivalents at the end of the third quarter were $1.4 billion, of which approximately $1.3 billion was held outside the United States. In the first nine months of 2015, cash used for operating activities from continuing operations was $356 million. Free cash flow from continuing operations was $(497) million, a decrease of $1,234 million from the same period in 2014. Free cash flow, excluding the after-tax payments associated with legal and regulatory settlements and insurance recoveries, was $776 million. Our full-year guidance for free cash flow, adjusted for legal and regulatory settlements, continues to be greater than $1.1 billion.

Comparison of Adjusted Information to U.S. GAAP Information: Adjusted diluted earnings per share, adjusted diluted earnings per share from continuing operations, adjusted diluted earnings per share excluding amortization expense, adjusted net income, adjusted operating profit and margin, adjusted expense, adjusted unallocated expense, free cash flow, free cash flow excluding certain items, and adjusted earnings before interest, taxes, depreciation and amortization ("EBITDA") are non-GAAP financial measures contained in this earnings release that are derived from the Company’s continuing operations. This information is provided in order to allow investors to make meaningful comparisons of the Company’s operating performance between periods and to view the Company’s business from the same perspective as Company management. These non-GAAP measures may be different than similar measures used by other companies. Reconciliations for the differences between non-GAAP measures used in this earnings release and comparable financial measures calculated in accordance with U.S. GAAP are attached as Exhibits 4, 5, 8 and 9.

Conference Call/Webcast Details: The Company’s senior management will review the third quarter earnings results on a conference call scheduled for today, November 3, 2015, at 8:30 a.m. EST. Additional information presented on the conference call may be made available on the Company’s Investor Relations Website at http://investor.mhfi.com.

The Webcast will be available live and in replay at http://investor.mhfi.com/phoenix.zhtml?c=96562&p=irol-EventDetails&EventId=5206476. (Please copy and paste URL into Web browser.)

Telephone access is available. Domestic participants may call (888) 391-6568; international participants may call +1 (415) 228-4733 (long distance charges will apply). The passcode is “MHFI” and the conference leader is Douglas Peterson. A recorded telephone replay will be available approximately two hours after the meeting concludes and will remain available until December 3, 2015. Domestic participants may call (866) 403-6974; international participants may call +1 (203) 369-0561 (long distance charges will apply). No passcode is required.

Forward-Looking Statements: This press release contains “forward-looking statements,” as defined in the Private Securities Litigation Reform Act of 1995. These statements, which express management’s current views concerning future events, trends, contingencies or results, appear at various places in this press release and use words like “anticipate,” “assume,” “believe,” “continue,” “estimate,” “expect,” “forecast,” “future,” “intend,” “plan,” “potential,” “predict,” “project,” “strategy,” “target” and similar terms, and future or conditional tense verbs like “could,” “may,” “might,” “should,” “will” and “would.” For example, management may use forward-looking statements when addressing topics such as: the outcome of contingencies; future actions by regulators; changes in the Company’s business strategies and methods of generating revenue; the development and performance of the Company’s services and products; the expected impact of acquisitions and dispositions; the Company’s effective tax rates; and the Company’s cost structure, dividend policy, cash flows or liquidity.

Forward-looking statements are subject to inherent risks and uncertainties. Factors that could cause actual results to differ materially from those expressed or implied in forward-looking statements include, among other things:

•	the impact of the acquisition of SNL, including the impact on the Company’s results of operations; any failure to successfully integrate SNL into the Company’s operations and generate anticipated synergies and other cost savings; any failure to attract and retain key employees to execute SNL’s growth strategy; any failure to realize the intended tax benefits of the acquisition; and the risk of litigation, competitive responses, or unexpected costs, charges or expenses resulting from or relating to the SNL acquisition;

•	the rapidly evolving regulatory environment, in the United States and abroad, affecting Standard & Poor’s Ratings Services, Platts, S&P Dow Jones Indices, S&P Capital IQ and SNL, and the Company’s other businesses, including new and amended regulations and the Company’s compliance therewith;

•	the outcome of litigation, government and regulatory proceedings, investigations and inquiries;

•	worldwide economic, financial, political and regulatory conditions;

•	the health of debt and equity markets, including credit quality and spreads, the level of liquidity and future debt issuances;

•	the level of interest rates and the strength of the credit and capital markets in the United States and abroad;

•	the demand and market for credit ratings in and across the sectors and geographies where the Company operates;

•	concerns in the marketplace affecting the Company’s credibility or otherwise affecting market perceptions of the integrity or utility of independent credit ratings;

•	the Company’s ability to maintain adequate physical, technical and administrative safeguards to protect the security of confidential information and data, and the potential of a system or network disruption that results in regulatory penalties, remedial costs or improper disclosure of confidential information or data;

•	the effect of competitive products and pricing;

•	consolidation in the Company’s end-customer markets;

•	the impact of cost-cutting pressures across the financial services industry;

•	a decline in the demand for credit risk management tools by financial institutions;

•	the level of success of new product developments and global expansion;

•	the level of merger and acquisition activity in the United States and abroad;

•	the volatility of the energy marketplace;

•	the health of the commodities markets;

•	the impact of cost-cutting pressures and reduced trading in oil and other commodities markets;

•	the strength and performance of the domestic and international automotive markets;

•	the impact on the Company’s revenue and net income caused by fluctuations in foreign currency exchange rates;

•	the level of restructuring charges the Company incurs;

•	the level of the Company’s capital investments;

•	the level of the Company’s future cash flows;

•	the Company’s ability to make acquisitions and dispositions and to integrate, and realize expected synergies, savings or benefits from the businesses it acquires;

•	the Company’s ability to successfully recover should it experience a disaster or other business continuity problem from a hurricane, flood, earthquake, terrorist attack, pandemic, security breach, cyber-attack, power loss, telecommunications failure or other natural or man-made event;

•	changes in applicable tax or accounting requirements; and

•	the Company’s exposure to potential criminal sanctions or civil penalties if it fails to comply with foreign and U.S. laws and regulations that are applicable in the domestic and international jurisdictions in which it operates, including sanctions laws relating to countries such as Iran, Russia, Sudan and Syria, anti-corruption laws such as the U.S. Foreign Corrupt Practices Act and the U.K. Bribery Act of 2010, and local laws prohibiting corrupt payments to government officials, as well as import and export restrictions.

The factors noted above are not exhaustive. The Company and its subsidiaries operate in a dynamic business environment in which new risks emerge frequently. Accordingly, the Company cautions readers not to place undue reliance on any forward-looking statements, which speak only as of the dates on which they are made. The Company undertakes no obligation to update or revise any forward-looking statement to reflect events or circumstances arising after the date on which it is made, except as required by applicable law. Further information about the Company’s businesses, including information about factors that could materially affect its results of operations and financial condition, is contained in the Company’s filings with the SEC, including the “Risk Factors” section in the Company’s most recently filed Annual Report on Form 10-K and any subsequently filed Quarterly Report on Form 10-Q.

About McGraw Hill Financial: McGraw Hill Financial is a leading financial intelligence company providing the global capital and commodity markets with independent benchmarks, credit ratings, portfolio and enterprise risk solutions, and analytics. The Company’s iconic brands include Standard & Poor’s Ratings Services, S&P Capital IQ and SNL, S&P Dow Jones Indices, Platts, CRISIL, and J.D. Power. The Company has approximately 20,000 employees in 31 countries. Additional information is available at www.mhfi.com.

Investor Relations: http://investor.mhfi.com

Get news direct from McGraw Hill Financial via RSS:

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Contact:

Investor Relations:

Chip Merritt

Vice President, Investor Relations

(212) 438-4321 (office)

chip.merritt@mhfi.com

News Media:

Jason Feuchtwanger

Director, Corporate Media Relations

(212) 438-1247 (office)

jason.feuchtwanger@mhfi.com

Exhibit 1

McGraw Hill Financial

Condensed Consolidated Statements of Income

Three and nine months ended September 30, 2015 and 2014

(dollars in millions, except per share data)

(unaudited)	Three Months			Nine Months
	2015	2014	% Change	2015	2014	% Change

Revenue	$1,324	$1,263	5%	$3,938	$3,761	5%
Expenses	914	897	2%	2,456	2,491	(1)%
Other (income) loss	—	—	N/M	(11)	9	N/M
Operating profit	410	366	12%	1,493	1,261	18%
Interest expense, net	30	12	N/M	62	40	55%
Income from continuing operations before taxes on income	380	354	8%	1,431	1,221	17%
Provision for taxes on income	99	139	(29)%	439	428	2%
Income from continuing operations	281	215	31%	992	793	25%
Income from discontinued operations (a)	—	2	N/M	—	15	N/M
Net income	281	217	30%	992	808	23%
Less: net income attributable to noncontrolling interests - continuing	(29)	(27)	11%	(83)	(77)	9%
Net income attributable to McGraw Hill Financial, Inc.	$252	$190	33%	$909	$731	24%

Amounts attributable to McGraw Hill Financial, Inc. common shareholders:
Income from continuing operations	$252	$188	34%	$909	$716	27%
Income from discontinued operations	—	2	N/M	—	15	N/M
Net income	$252	$190	33%	$909	$731	24%

Earnings per share attributable to McGraw Hill Financial, Inc. common shareholders:
Income from continuing operations:
Basic	$0.93	$0.69	34%	$3.33	$2.64	26%
Diluted	$0.92	$0.68	35%	$3.30	$2.59	27%
Income from discontinued operations:
Basic	$—	$0.01	N/M	$—	$0.05	N/M
Diluted	$—	$0.01	N/M	$—	$0.05	N/M
Net income:
Basic	$0.93	$0.70	32%	$3.33	$2.69	24%
Diluted	$0.92	$0.69	33%	$3.30	$2.64	25%

Weighted-average number of common shares outstanding:
Basic	271.3	270.9		272.6	271.4
Diluted	274.4	275.4		275.4	276.2

Actual shares outstanding at period end				270.3	271.4

N/M - not meaningful

Note - % change in the tables throughout the exhibits are calculated off of the actual number, not the rounded number presented.

(a)	In the fourth quarter of 2014, the Company sold McGraw Hill Construction, which historically was included in our Commodities & Commercial segment. As a result, this business has been reflected as a discontinued operation for the three and nine months ending September 30, 2014.

Exhibit 2

McGraw Hill Financial

Condensed Consolidated Balance Sheets

September 30, 2015 and December 31, 2014

(dollars in millions)

(unaudited)	September 30,	December 31,
	2015	2014

Assets:
Cash and cash equivalents	$1,441	$2,497
Other current assets	1,395	1,469
Total current assets	2,836	3,966
Property and equipment, net	237	206
Goodwill	2,968	1,387
Other intangible assets, net	1,881	1,004
Other non-current assets	241	208
Total assets	$8,163	$6,771

Liabilities and Equity:
Unearned revenue	$1,453	$1,323
Other current liabilities (a)	1,052	2,644
Long-term debt	3,489	799
Pension, other postretirement benefits and other non-current liabilities	655	656
Total liabilities	6,649	5,422
Redeemable noncontrolling interest	810	810
Total equity	704	539
Total liabilities and equity	$8,163	$6,771

(a)	Includes an unpaid liability of $104 million and $1.6 billion related to legal and regulatory settlements as of September 30, 2015 and December 31, 2014, respectively.

Exhibit 3

McGraw Hill Financial

Condensed Consolidated Statements of Cash Flows

Nine months ended September 30, 2015 and 2014

(dollars in millions)

(unaudited)	2015	2014

Operating Activities:
Income from continuing operations	$992	$793
Adjustments to reconcile income from operations to cash (used for) provided by operating activities from continuing operations:
Depreciation	64	64
Amortization of intangibles	40	36
Deferred income taxes	166	(33)
Stock-based compensation	55	72
Other	142	111
Accrued legal and regulatory settlements	(1,624)	—
Net changes in other operating assets and liabilities	(191)	(223)
Cash (used for) provided by operating activities from continuing operations	(356)	820

Investing Activities:
Capital expenditures	(74)	(52)
Acquisitions, net of cash acquired	(2,393)	(65)
Proceeds from dispositions	14	83
Changes in short-term investments	(3)	(1)
Cash used for investing activities from continuing operations	(2,456)	(35)

Financing Activities:
Proceeds from issuance of senior notes, net	2,674	—
Dividends paid to shareholders	(274)	(245)
Dividends and other payments paid to noncontrolling interests	(67)	(31)
Repurchase of treasury shares	(501)	(362)
Exercise of stock options, excess tax benefits from share-based payments and other	95	237
Cash provided by (used for) financing activities from continuing operations	1,927	(401)
Effect of exchange rate changes on cash from continuing operations	(42)	(24)
Cash (used for) provided by continuing operations	(927)	360
Cash (used for) provided by discontinued operations	(129)	16
Net change in cash and cash equivalents	(1,056)	376
Cash and cash equivalents at beginning of period	2,497	1,542
Cash and cash equivalents at end of period	$1,441	$1,918

Exhibit 4

McGraw Hill Financial

Operating Results

Three and nine months ended September 30, 2015 and 2014

(dollars in millions)

(unaudited)	Three Months			Nine Months
	Revenue			Revenue
	2015	2014	% Change	2015	2014	% Change

S&P Ratings Services	$587	$604	(3)%	$1,851	$1,837	1%
S&P Capital IQ and SNL	356	311	14%	1,000	919	9%
S&P Dow Jones Indices	156	143	9%	446	412	8%
Commodities & Commercial Markets	248	227	9%	707	657	8%
Intersegment Elimination	(23)	(22)	(6)%	(66)	(64)	(2)%
Total revenue	$1,324	$1,263	5%	$3,938	$3,761	5%

	Expenses			Expenses
	2015	2014	% Change	2015	2014	% Change

S&P Ratings Services (a)	$393	$421	(7)%	$1,005	$1,107	(9)%
S&P Capital IQ and SNL	303	247	23%	822	747	10%
S&P Dow Jones Indices	50	57	(13)%	149	152	(1)%
Commodities & Commercial Markets	155	156	—%	442	440	1%
Intersegment Elimination	(23)	(22)	(6)%	(66)	(64)	(2)%
Total expenses (b)	$878	$859	2%	$2,352	$2,382	(1)%

	Operating Profit			Operating Profit
	2015	2014	% Change	2015	2014	% Change

S&P Ratings Services (a)	$194	$183	6%	$846	$730	16%
S&P Capital IQ and SNL	53	64	(18)%	178	172	4%
S&P Dow Jones Indices	106	86	23%	297	260	14%
Commodities & Commercial Markets	93	71	30%	265	217	22%
Total operating segments	446	404	10%	1,586	1,379	15%
Unallocated expense	(36)	(38)	(8)%	(93)	(118)	(21)%
Total operating profit	$410	$366	12%	$1,493	$1,261	18%

(a)	The three and nine months ended September 30, 2015 include legal settlement charges partially offset by a benefit related to legal settlement insurance recoveries of $86 million and $40 million, respectively. The three and nine months ended September 30, 2014 includes legal settlement charges of $60 million.

(b)	The three months ended September 30, 2015 includes legal settlement charges partially offset by a benefit related to legal insurance recoveries of $86 million and acquisition related costs related to the acquisition of SNL of $32 million. The three months ended September 30, 2014 includes legal settlement charges of $60 million, restructuring charges of $39 million, and professional fees largely related to corporate development activities of $4 million.

Exhibit 5

McGraw Hill Financial

Operating Results - Reported vs. Performance

Three and nine months ended September 30, 2015 and 2014

(dollars in millions, except per share amounts)

	Three Months
(unaudited)	2015				2014				% Change
	Reported	Non-GAAP Adjustments		Performance	Reported	Non-GAAP Adjustments		Performance	Reported	Performance

S&P Ratings Services	$194	$86	a	$280	$183	$83	a	$266	6%	5%
S&P Capital IQ and SNL	53	32	b	85	64	4	b	68	(18)%	25%
S&P Dow Jones Indices	106	—		106	86	4	e	91	23%	18%
Commodities & Commercial Markets	93	—		93	71	12	c	83	30%	11%
Segment operating profit	446	118		564	404	103		507	10%	11%
Unallocated expense	(36)	—		(36)	(38)	7	c	(32)	(8)%	11%
Operating profit	410	118		528	366	110		475	12%	11%
Interest expense, net	30	—		30	12	—		12	N/M	N/M
Income before taxes on income	380	118		498	354	110		463	8%	8%
Provision for taxes on income	99	45		144	139	17		155	(29)%	(8)%
Income from continuing operations	281	73		354	215	93		308	31%	15%
Income from discontinued operations	—	—		—	2	(2)		—	N/M	N/M
Net income	281	73		354	217	91		308	30%	15%
Less: NCI net income - continuing	(29)	—		(29)	(27)	—		(27)	11%	11%
Net income - continuing	252	73		325	188	93		281	34%	16%
Net income - discontinued	—	—		—	2	(2)		—	N/M	N/M
Net income attributable to MHFI	$252	$73		$325	$190	$91		$281	33%	16%

Diluted EPS - continuing	$0.92	$0.27		$1.19	$0.68	$0.34		$1.02	35%	16%
Diluted EPS - total	$0.92	$0.27		$1.19	$0.69	$0.33		$1.02	33%	16%

	Nine Months
(unaudited)	2015				2014				% Change
	Reported	Non-GAAP Adjustments		Performance	Reported	Non-GAAP Adjustments		Performance	Reported	Performance

S&P Ratings Services	$846	$48	a	$894	$730	$83	a	$813	16%	10%
S&P Capital IQ and SNL	178	44	b	222	172	4	b	176	4%	26%
S&P Dow Jones Indices	297	—		297	260	4	e	264	14%	12%
Commodities & Commercial Markets	265	1	c	266	217	12	c	230	22%	16%
Segment operating profit	1,586	93		1,679	1,379	103		1,482	15%	13%
Unallocated expense	(93)	(10	)d	(104)	(118)	7	c	(111)	(21)%	(7)%
Operating profit	1,493	83		1,576	1,261	110		1,371	18%	15%
Interest expense, net	62	—		62	40	—		40	55%	55%
Income before taxes on income	1,431	83		1,514	1,221	110		1,331	17%	14%
Provision for taxes on income	439	31		470	428	17		445	2%	6%
Income from continuing operations	992	52		1,044	793	93		886	25%	18%
Income from discontinued operations	—	—		—	15	(15)		—	N/M	N/M
Net income	992	52		1,044	808	78		886	23%	18%
Less: NCI net income - continuing	(83)	—		(83)	(77)	—		(77)	9%	9%
Net income - continuing	909	52		961	716	93		809	27%	19%
Net income - discontinued	—	—		—	15	(15)		—	N/M	N/M
Net income attributable to MHFI	$909	$52		$961	$731	$78		$809	24%	19%

Diluted EPS - continuing	$3.30	$0.19		$3.48	$2.59	$0.34		$2.93	27%	19%
Diluted EPS - total	$3.30	$0.19		$3.48	$2.64	$0.28		$2.93	25%	19%

N/M - not meaningful

Note - Totals presented may not sum due to rounding

(a)	The three and nine months ended September 30, 2015 include legal settlement charges partially offset by a benefit related to legal settlement insurance recoveries of $86 million and $40 million, respectively. Additionally, operating profit for the nine months ended September 30, 2015 includes restructuring charges. The three and nine months ended September 30, 2014 includes legal settlement charges of $60 million and restructuring charges.

(b)	The three months ended September 30, 2015 include acquisition-related costs related to the acquisition of SNL of $32 million. The nine months ended September 30, 2015 and the three and nine months ended September 30, 2014 include restructuring charges.

(c)	The nine months ended September 30, 2015 and the three and nine months ended September 30, 2014 include restructuring charges.

(d)	The nine months ended September 30, 2015 include a gain of $11 million on the sale of our interest in a legacy McGraw Hill Construction investment and restructuring charges.

(e)	The three and nine months ended September 30, 2014 include professional fees largely related to corporate development activities.

Exhibit 6

McGraw Hill Financial

Revenue Information

Three and nine months ended September 30, 2015 and 2014

(dollars in millions)

Subscription / Non-Transaction vs. Non-Subscription / Transaction Revenue

(unaudited)	Subscription / Non-Transaction			Non-Subscription / Transaction
	2015	2014	% Change	2015	2014	% Change
	Three Months
S&P Ratings Services (a)	$343	$335	3%	$244	$269	(9)%
S&P Capital IQ and SNL (b)	322	283	14%	34	28	18%
S&P Dow Jones Indices (c)	32	29	12%	124	114	8%
Commodities & Commercial Markets (d)	165	145	14%	83	82	1%
Intersegment elimination	(23)	(22)	(6)%	—	—
Total revenue	$839	$770	9%	$485	$493	(2)%

	Nine Months
S&P Ratings Services (a)	$989	$996	(1)%	$862	$841	3%
S&P Capital IQ and SNL (b)	900	832	8%	100	87	14%
S&P Dow Jones Indices (c)	91	82	11%	355	330	8%
Commodities & Commercial Markets (d)	470	427	10%	237	230	3%
Intersegment elimination	(66)	(64)	(2)%	—	—
Total revenue	$2,384	$2,273	5%	$1,554	$1,488	4%

(a)	Non-transaction revenue is primarily related to annual fees for frequent issuer programs and surveillance, while transaction revenue is related to ratings of publicly-issued debt, bank loan ratings and corporate credit estimates. Non-transaction revenue also includes an intersegment revenue elimination, which mainly consists of the royalty of $21 million and $61 million for the three and nine months ended September 30, 2015, respectively, and $20 million and $57 million for the three and nine months ended September 30, 2014, respectively, charged to S&P Capital IQ and SNL for the rights to use and distribute content and data developed by S&P Ratings Services.

(b)	Subscription revenue is related to credit ratings-related information products, S&P Capital IQ Desktop, investment research products and other data subscriptions, while non-subscription revenue is related to certain advisory, pricing and analytical services.

(c)	Subscription revenue is related to data subscriptions, which support index fund management, portfolio analytics and research, while non-subscription revenue relates to fees based on assets underlying exchange-traded funds, as well as certain advisory, pricing and analytical services.

(d)	Subscription revenue at Platts is related to real-time news, market data, and price assessments, along with other information products, while non-subscription revenue is related to licensing of its proprietary market price data and price assessments to commodity exchanges, conference sponsorship, consulting engagements and events. Subscription revenue at J.D. Power is related to information products primarily serving the automotive market, while non-subscription revenue is related to syndicated and proprietary research studies, advertising, consulting engagements and events.

Exhibit 7

McGraw Hill Financial

Domestic vs. International

Three and nine months ended September 30, 2015 and 2014

(dollars in millions)

(unaudited)	Domestic			International
	2015	2014	% Change	2015	2014	% Change
	Three Months
S&P Ratings Services	$340	$316	8%	$247	$288	(14)%
S&P Capital IQ and SNL	236	203	16%	120	108	12%
S&P Dow Jones Indices	129	114	13%	27	29	(5)%
Commodities & Commercial Markets	116	102	15%	132	125	5%
Intersegment elimination	(11)	(11)	5%	(11)	(11)	7%
Total revenue	$810	$724	12%	$515	$539	(5)%

	Nine Months
S&P Ratings Services	$1,078	$977	10%	$773	$860	(10)%
S&P Capital IQ and SNL	660	603	9%	340	316	8%
S&P Dow Jones Indices	363	327	11%	83	85	(2)%
Commodities & Commercial Markets	317	296	7%	390	361	8%
Intersegment elimination	(33)	(33)	(1)%	(33)	(31)	6%
Total revenue	$2,385	$2,170	10%	$1,553	$1,591	(2)%

Exhibit 8

McGraw Hill Financial

Non-GAAP Financial Information

Three and nine months ended September 30, 2015 and 2014

(dollars in millions)

 Computation of Free Cash Flow and Free Cash Flow Excluding Certain Items

(unaudited)	Nine Months
	2015	2014
Cash (used for) provided by operating activities from continuing operations	$(356)	$820
Capital expenditures	(74)	(52)
Dividends and other payments paid to noncontrolling interests	(67)	(31)
Free Cash Flow	$(497)	$737
Payment of legal and regulatory settlements	1,624	—
Legal settlement insurance recoveries	(101)	—
Tax benefit from legal settlements	(250)	—
Free Cash Flow Excluding Above Items	$776	$737

 McGraw Hill Financial Organic Revenue

(unaudited)	Three Months			Nine Months
	2015	2014	% Change	2015	2014	% Change
Total revenue	$1,324	$1,263	5%	$3,938	$3,761	5%
S&P Capital IQ and SNL acquisitions, product closures and divestitures	(21)	—		(21)	(2)
C&C Acquisitions	(10)	—		(14)	—
Total Adjusted Revenue	$1,293	$1,263	2%	$3,903	$3,759	4%

Adjusted S&P Capital IQ and SNL Revenue

(unaudited)	Three Months			Nine Months
	2015	2014	% Change	2015	2014	% Change
S&P Capital IQ and SNL revenue	$356	$311	14%	$1,000	$919	9%
Acquisitions, product closures and divestitures	(21)	—		(21)	(2)
Adjusted S&P Capital IQ and SNL Revenue	$335	$311	7%	$979	$917	7%

Adjusted Commodities & Commercial Markets Revenue

(unaudited)	Three Months			Nine Months
	2015	2014	% Change	2015	2014	% Change
C&C revenue	$248	$227	9%	$707	$657	8%
Acquisitions	(10)	—		(14)	—
Adjusted C&C Revenue	$238	$227	5%	$693	$657	5%

Adjusted S&P Dow Jones Indices Net Operating Profit

(unaudited)	Three Months			Nine Months
	2015	2014	% Change	2015	2014	% Change
Adjusted operating profit	$106	$91	18%	$297	$264	12%
Income attributable to noncontrolling interests	26	23		76	69
Adjusted Net Operating Profit	$80	$68	19%	$221	$195	13%

Exhibit 9

McGraw Hill Financial

Adjusted EBITDA and Adjusted Diluted EPS Excluding Amortization Expense

Three and nine months ended September 30, 2015 and 2014

(dollars in millions)

Adjusted EBITDA

(unaudited)	Three Months			Nine Months
	2015	2014	% Change	2015	2014	% Change
Adjusted operating profit	$528	$475	11%	$1,576	$1,371	15%
Depreciation	20	21		64	64
Amortization	17	12		40	36
Adjusted EBITDA	$565	$508	11%	$1,680	$1,471	14%

Adjusted Diluted EPS Excluding Amortization Expense

(unaudited)	Three Months			Nine Months
	2015	2014	% Change	2015	2014	% Change
Adjusted net income	$325	$281	16%	$961	$809	19%
After-tax amortization	11	8		25	23
Total	$336	$289		$986	$832
Adjusted diluted EPS excluding amortization expense	$1.22	$1.05	16%	$3.57	$3.01	19%